UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2026

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Consummation of Polymath Acquisition

As previously disclosed, on August 17, 2026, TruGolf Holdings, Inc., a Nevada corporation (the “Company”), entered into an Acquisition Agreement (the “Acquisition Agreement”) with 18141991 Canada Inc., a corporation incorporated under the federal laws of Canada and a wholly owned subsidiary of the Company (“SubCo”), and Polymath Research Inc., a corporation incorporated under the federal laws of Canada (“Polymath”). On October 8, 2026, the parties consummated the transaction set forth in the Acquisition Agreement.

Pursuant to the Acquisition Agreement, Polymath and SubCo amalgamated under the Canada Business Corporations Act and continued as one corporation (“Amalco”). Upon completion of the amalgamation, each of Polymath and SubCo ceased to exist as a separate entity, the assets and liabilities of each continued as assets and liabilities of Amalco, and Amalco became a wholly owned subsidiary of the Company.

Each outstanding option to purchase Polymath shares, whether vested or unvested, was assumed by the Company and converted into an option to purchase shares of the Company’s Class A common stock on substantially the same terms and conditions, including applicable vesting, forfeiture and post-termination exercise provisions. The number of shares subject to each replacement option and the exercise price of each replacement option were adjusted based on the exchange ratio, subject to applicable tax rules, and the replacement options are governed by the Company’s Equity Incentive Plan.

Following the closing, the Company is required to prepare and file with the Securities and Exchange Commission a proxy statement for a meeting of its stockholders to consider and vote on, among other matters, the conversion of the Series B preferred stock issued in the Concurrent Financing into shares of Class A common stock, the increase in the number of shares under the Company’s current Equity Incentive Plan and/or the adoption of the 2026 Equity Incentive Plan and any necessary charter amendment or related stockholder matters (the “Shareholder Approval”).

The Acquisition Agreement provides for certain post-closing capital allocation arrangements. From and after the effective date, the Company must reserve $2,500,000 from its working capital for the operation of Polymath’s business, the Company’s public company compliance costs and Polymath’s transaction expenses, with the remaining working capital reserved for operation of the Company’s golf-related business. The Company also agreed to allocate 20% of proceeds from future equity financings, excluding funds raised in the initial $3,000,000 tranche (stated value) of the Concurrent Financing (discussed below), to golf-related operations, subject to a cap and other limitations set forth in the Acquisition Agreement. In addition, within six months after closing, the Company must use commercially reasonable efforts to complete financings totaling $500,000 to be applied toward golf-related operations from specified financing sources.

Summary of Series C Preferred Stock

At the effective time of the amalgamation, Polymath shareholders received, on a pro rata basis, 257,494 shares of the Company’s Class A common stock and 136,956 shares of newly designated Series C convertible preferred stock (the “Series C preferred stock”). The Class A common stock consideration equaled 19.99 % of the Company’s issued and outstanding Class A common stock immediately before the effective time, and the Series C preferred stock consideration was determined under a formula based on a $140,000,000 reference amount minus the value of the Class A common stock issued to the Polymath shareholders (such remaining amount, the “Series C Preferred Value”).

On September 8, 2026, the parties entered into an amendment to the Acquisition Agreement (the “Amendment”), pursuant to which the number of shares of Series C preferred stock to be issued was fixed at the Series C Preferred Value divided by $1,000. Each share of Series C preferred stock has a stated value of $1,000 per share. The Amendment provides that the Series C preferred stock is convertible into shares of the Company’s Class A common stock at a conversion ratio equal to the stated value divided by the originally agreed to conversion price of $3.94 per share, subject to adjustment as set forth in the certificate of designation for the Series C preferred stock. In connection with the consummation of the transaction, the parties agreed to amend the conversion price to $11.82 per share.

Effective as of 5:00 p.m. Eastern time on the second business day after the Company has obtained stockholder approval for the conversion of the Series C preferred stock for purposes of Nasdaq Rules 5635(a) and 5635(b) and has obtained Nasdaq approval of a new listing application filed after completion of the acquisition contemplated by the Acquisition Agreement, each outstanding share of Series C preferred stock will automatically convert into a number of shares of Class A common stock equal to the stated value of the Series C preferred stock divided by the conversion price. Following stockholder approval, and subject to the beneficial ownership and other limitations set forth in the certificate of designation, holders may also elect to convert shares of Series C preferred stock into Class A common stock at the conversion price by delivering a notice of conversion to the Company.

Until Nasdaq approval has been obtained, the Company may not effect, and a holder may not convert, any portion of the Series C preferred stock to the extent that, after giving effect to the conversion, the aggregate ownership of all holders would exceed 19.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the conversion. Any shares issued in excess of this limitation will be deemed null and void and cancelled ab initio, and the applicable holder will not have the power to vote or transfer those excess shares. The beneficial ownership limitation may not be waived and applies to successor holders of the Series C preferred stock. No shares of Series C preferred stock may convert into Class A common stock before the required stockholder approval and Nasdaq approval have been obtained.

Holders of Series C preferred stock are entitled to receive dividends on an as-converted basis, without regard to the beneficial ownership limitation, equal to and in the same form and manner as dividends actually paid on shares of Company Class A common stock. Except as provided in the certificate of designation, no other dividends are payable on the Series C preferred stock, and the Company may not pay dividends on Class A common stock, other than dividends payable in Class A common stock, unless it simultaneously pays the corresponding dividend on the Series C preferred stock.

The Series C preferred stock has no voting rights, except as otherwise provided in the certificate of designation or required by the Nevada Revised Statutes. So long as any shares of Series C preferred stock are outstanding, the Company may not take certain actions without the affirmative vote or written consent of holders of a majority of the outstanding shares of Series C preferred stock, including adversely changing the rights of the Series C preferred stock, issuing additional Series C preferred stock or changing the authorized number of shares of Series C preferred stock other than by conversion, consummating certain fundamental transactions or other business combinations, issuing Class A common stock or securities that convert into Class A common stock other than as contemplated by the Acquisition Agreement, or entering into any agreement with respect to the foregoing.

With respect to distributions of assets upon liquidation, dissolution or winding up, the Series C preferred stock ranks senior to any class or series of capital stock created after the designation of the Series C preferred stock that expressly ranks junior to the Series C preferred stock, on parity with the Class A and Class B common stock and any class or series of capital stock created after such designation that expressly ranks on parity with the Series C preferred stock, and junior to the Company’s Series A preferred stock (as defined below) and any class or series of capital stock created after such designation that expressly ranks senior to the Series C preferred stock. Upon a liquidation, dissolution or winding up of the Company, and subject to the prior and superior rights of any senior securities, each holder of Series C preferred stock is entitled to receive, before any distribution to holders of junior securities, the amount that would be paid on the shares of Class A common stock underlying the Series C preferred stock on an as-converted basis, without regard to the beneficial ownership limitation, plus any declared but unpaid dividends.

The conversion price of the Series C preferred stock is subject to adjustment for stock dividends, stock splits, combinations and similar events affecting the Class A common stock. In the event of certain fundamental transactions, holders of Series C preferred stock will be entitled, upon subsequent conversion, to receive the securities, cash or other property that the holders would have received had the Series C preferred stock been converted immediately before the fundamental transaction, without regard to the beneficial ownership limitation.

So long as any shares of Series C preferred stock remain outstanding, the Company and its subsidiaries are subject to certain negative covenants absent the affirmative vote of holders of a majority of the outstanding shares of Series C preferred stock, including restrictions on incurring or guaranteeing indebtedness, permitting liens, repaying indebtedness, redeeming or repurchasing capital stock or paying cash dividends or distributions, disposing of assets outside the ordinary course or as otherwise contemplated by the Acquisition Agreement, engaging in materially different lines of business, and entering into certain affiliate transactions.

The foregoing descriptions of the Acquisition Agreement and Amendment and the Series C preferred stock do not purport to be complete and are qualified in their entirety by reference to the full text of the Acquisition Agreement and Amendment and the Series C preferred stock, copies of which are filed as Exhibits 2.2, 2.1 and 3.3 to this Current Report on Form 8-K. The Acquisition Agreement and Amendment have been included to provide investors with information regarding their terms. It is not intended to provide any other factual information about the Company, SubCo, or Polymath. The representations, warranties, and covenants contained in the Acquisition Agreement and Amendment were made only for the purposes of the Acquisition Agreement and Amendment as of the specific dates therein, were solely for the benefit of the parties to the Acquisition Agreement and Amendment, and may be subject to limitations agreed upon by the contracting parties.

Concurrent Financing

As previously disclosed, on August 17, 2026, the Company entered into a Second Amendment, Waiver and Exchange Agreement (“Waiver and Exchange Agreement”) with the holders of the Company’s Series A preferred stock (the “Series A preferred stock”), pursuant to which the Company agreed to issue new warrants (the “Series B preferred warrants”) to purchase shares of the Company’s newly designated Series B preferred stock (the “Series B preferred stock”) in exchange for outstanding warrants to purchase shares of Series A preferred stock. The closing of the exchange occurred upon completion of the acquisition of Polymath. A description of the Series B preferred warrants is set forth in the Form 8-K filed August 18, 2026, which description is incorporated herein by reference.

The exchange was effected in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. Upon issuance of the new Series B preferred warrants, the exchanged Series A preferred warrants were cancelled, and the new Series B preferred warrants are immediately exercisable for shares of Series B preferred stock, which will be convertible into shares of the Company’s Class A common stock at the holder’s option following issuance, subject to the beneficial ownership limitation and the applicable 19.9% limitations imposed by the Nasdaq Marketplace Rules, as described below.

On October 8, 2026, the Company entered into a Third Amendment, Waiver and Exercise Agreement (“Exercise Agreement”) with the holders of the Company’s Series B preferred warrants. Pursuant to the Exercise Agreement, certain holders of Series B preferred warrants agreed to exercise their Series B preferred warrants to purchase 3,278 shares of Series B preferred stock for an aggregate exercise price of $2,950,000 (stated value of $3,278,000) in exchange for additional Series B preferred warrants to purchase 3,000 additional shares of Series B preferred stock.

In connection with the exchange, the Company entered into a Registration Rights Agreement pursuant to which the Company agreed to file a resale registration statement covering the shares of Class A common stock issuable upon conversion of the Series B preferred stock issued or issuable upon exercise of the new Series B preferred warrants. The Registration Rights Agreement requires the Company to file the initial registration statement within 30 calendar days after the closing date of the acquisition of Polymath and to use reasonable best efforts to cause it to become effective by the applicable effectiveness deadline.

Description of the Series B Preferred Stock

In connection with the closing of the exchange, the Company filed a Certificate of Designation establishing the Series B preferred stock (the “Series B COD”). Each share of Series B preferred stock will have a stated value of $1,000, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions, and similar events.

The Series B preferred stock will rank junior to any senior preferred stock (other than the Series A preferred stock), pari passu with any parity stock, and senior to the Company’s junior stock with respect to dividends, distributions, and payments upon liquidation, dissolution, or winding up. The Series B COD restricts the Company from authorizing or issuing senior preferred stock, parity stock, or certain junior stock with a redemption or repayment date before the second anniversary of the initial issuance date, unless the required holders consent.

The Series B preferred stock will accrue dividends from the initial issuance date at a rate of 10% per annum, computed on the basis of a 360-day year and twelve 30-day months. If dividends are paid in shares of Class A common stock, the dividends are recalculated at a deemed rate of 12.5% per annum. Dividends are payable in arrears on the first trading day of each fiscal quarter and may be paid, subject to the terms of the Series B COD, in shares of Class A common stock, in cash, in a combination of cash and shares, or by increasing the stated value of the Series B preferred stock.

Each share of Series B preferred stock will be convertible, at the holder’s option, into shares of Class A common stock at any time after the initial issuance date, provided that no holder may convert to the extent that, after giving effect to the conversion, the aggregate ownership of shares of Class A common stock acquired upon conversion of the Series B preferred stock of all the holders of Series B preferred stock would exceed 19.9% of the number of shares of Class A common stock outstanding immediately after giving effect to the conversion. The number of shares of Class A common stock issuable upon conversion will generally be determined by dividing the applicable conversion amount by the conversion price. The initial conversion price is $10.00 per share, subject to adjustment under the Series B COD (as described below). The conversion amount includes the stated value, any additional amount, any make-whole amount, and any other amounts owed to the holder under the Series B COD or the other exchange documents. The make-whole amount (the “Make-Whole Amount”) generally equals the additional dividends that would accrue on the converted, redeemed, or repaid Series B preferred stock through the five-year anniversary of the applicable issuance date. The Make-Whole Amount is convertible into Class A common stock at the “Alternate Conversion Price” which is equal to the lesser of (i) the conversion price, and (ii) 90% of the lowest volume weighted average price (“VWAP”) of the Class A common stock during the five consecutive trading days immediately prior to such conversion (subject to a floor price of $0.73). If at the time of a conversion the Alternate Conversion Price is determined to be the floor price because such floor price is greater than 90% of the then five-day VWAP of a share of Class A common stock, then the stated value of the remaining Series B preferred stock will automatically increase as described in the Series B COD.

The Series B COD includes a beneficial ownership limitation that prohibits the Company from effecting a conversion to the extent that, after giving effect to the conversion, the holder and its attribution parties would beneficially own more than 4.99% of the outstanding shares of common stock. A holder may increase or decrease its beneficial ownership limitation by notice to the Company, but any increase may not exceed 9.99% and will not become effective until the 61st day after delivery of the notice. The beneficial ownership limitation may not be waived and applies to successor holders of the shares of Series B preferred stock.

The Series B COD contains anti-dilution and adjustment provisions. If the Company issues or is deemed to issue common stock below the then-applicable conversion price, subject to specified exclusions, the conversion price will be reduced to the new issuance price. If the Company issues variable price securities, holders may have the right to substitute the variable price for the conversion price for purposes of a particular conversion. The Series B COD also includes (i) a 12-month reset under which, if the conversion price exceeds the 30-trading-day average VWAP ending immediately before the reset date, the conversion price automatically lowers to that reset price and (ii) a reset under which, if the conversion price exceeds the Minimum Price (as defined in the Nasdaq Marketplace Rules) on the date that the company forces an exercise of the Series B preferred warrant after it has obtained the Shareholder Approval for the conversion of the Series B preferred stock, the conversion price automatically lowers to that reset price.

The Series B COD provides that if any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving the Class A common stock occurs, the conversion price shall be reduced to 120% of the quotient determined by dividing (x) the sum of the VWAP of the Class A common stock for each of the five trading days with the lowest VWAP of the Class A common stock during the fifteen consecutive trading day period ending and including the trading day immediately preceding the sixteenth trading day after such event date, divided by (y) five. On September 29, 2026, the Company completed a reverse stock split, and, as such, the conversion price of the Series B preferred stock will be reduced on October 19, 2026 pursuant to such provision.

The Series B COD provides for multiple triggering events, including failures to pay dividends or other amounts when due, certain failures to reserve sufficient authorized shares, breaches of transaction documents, failure to comply with specified covenants, any Series B preferred stock remaining outstanding on or after January 8, 2030, certain changes of control without required holder consent, and the occurrence of a material adverse effect. Upon a triggering event, holders may have alternate conversion rights using an alternate conversion price, and the alternate conversion mechanics include a required premium component in the conversion amount.

The Series B COD includes covenants restricting the Company and its subsidiaries from, among other things, incurring non-permitted indebtedness, redeeming or repurchasing capital stock or paying cash dividends on capital stock, transferring assets outside permitted categories, and changing the nature of the business.

The holders of the Series B preferred stock generally will have no voting rights, except as required by Nevada law and as otherwise provided in the Series B COD.

The foregoing descriptions of the Waiver and Exchange Agreement, the Exercise Agreement, the Series B COD, the Series B preferred warrant, and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Waiver and Exchange Agreement, the Exercise Agreement, the Series B COD, the Series B preferred warrant, and the Registration Rights Agreement, copies of which are filed as Exhibits 10.1, 10.3, 3.1, 3.2 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

The foregoing descriptions of the Acquisition Agreement and Amendment and the Series C preferred stock do not purport to be complete and are qualified in their entirety by reference to the full text of the Acquisition Agreement and Amendment and the Series C preferred stock, copies of which are filed as Exhibits 2.2, 2.1 and 3.3 to this Current Report on Form 8-K. The Acquisition Agreement and Amendment have been included to provide investors with information regarding their terms. It is not intended to provide any other factual information about the Company, SubCo, or Polymath. The representations, warranties, and covenants contained in the Acquisition Agreement and Amendment were made only for the purposes of the Acquisition Agreement and Amendment as of the specific dates therein, were solely for the benefit of the parties to the Acquisition Agreement and Amendment, and may be subject to limitations agreed upon by the contracting parties.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The issuance of the securities pursuant to the Acquisition Agreement and the issuance of the new Series B preferred warrants pursuant to the Waiver and Exchange Agreement and Exercise Agreement, were made pursuant to an exemption from registration provided by Section 4(a)(2) or Regulation S of the Securities Act of 1933, as amended. The shares of Series B preferred stock issuable upon exercise of the new Series B preferred warrants, and the shares of Class A common stock issuable upon conversion of such Series B preferred stock, have not been registered under the Securities Act and will be issued pursuant to applicable exemptions from registration under the Securities Act of 1933.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2026, Humphrey Polanen resigned from the Company’s Board of Directors effective on such date. Mr. Polanen’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On October 8, 2026, David Hackett was appointed to the Company’s Board of Directors effective on such date. In connection with his appointment, the Company and Mr. Hackett entered into an agreement pursuant to which the Company will pay Mr. Hackett a cash fee of $100,000 for his first year of Board service and $75,000 for each year thereafter, and subject to approval of an increase in the number of shares available pursuant to the Company’s Equity Incentive Plan, the Company has agreed to grant Mr. Hackett options to purchase 46,666 shares of the Company’s common stock at an exercise price equal to the fair market value of the shares on the grant date. There are no arrangements or understandings between Mr. Hackett and any other person pursuant to which Mr. Hackett was selected as a director. There are no family relationships between Mr. Hackett and any director or executive officer of the Company, and Mr. Hackett has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

David Hackett, a current director of Polymath, has over 25 years of financial and management leadership, guiding start-ups through operations, technology, regulatory reporting, corporate governance, public financing and M&A in Canada and the U.S. Mr. Hackett is a CPA and Chartered Accountant with an MBA from Western University’s Ivey School of Business. He currently serves on the board of Vertical Data Inc.

On October 8, 2026, Natalie Hirsch was appointed to serve as Chief Financial Officer and Chief Operating Officer, and Steven Passey, the Company’s former Chief Financial Officer, was appointed to serve as the Company’s Vice President – Finance of the Company’s golf division. Ms. Hirsch also serves as the Interim Chief Executive Officer of Polymath.

Natalie Hirsch is a finance and operations leader with more than 15 years of experience across public and private companies in fintech, enterprise software, and e-commerce. As CFO of Polymath for the past two years, Ms. Hirsch drives strategic planning, financial modeling, and scaling operations to fuel growth in the tokenization space. Previously, Ms. Hirsch served as Interim CEO and COO of AnalytixInsight Inc. (TSXV), overseeing global operations and serving on the board of its Italian fintech subsidiary. Before that, she spent more than four years at Coinsquare as Vice President of Operations, where she played a key role in establishing and scaling one of Canada’s first regulated investment dealers and alternative trading systems (ATS) for digital assets, helping bridge the gap between traditional capital markets and emerging blockchain infrastructure. A CPA, CA and PMP, Ms. Hirsch holds an MBA with honors from Tel Aviv University’s Recanati School of Business and a Master’s in Management & Professional Accounting from the Rotman School of Management at the University of Toronto.

Effective October 8, 2026, the Company entered into an Employment Agreement (the “Employment Agreement”) with Natalie Hirsch as the Chief Financial Officer and the Chief Operating Officer. The Company has agreed to pay a base salary of $275,000 per annum, with a bonus of up to 50% of the base salary based upon the achievement of agreed upon performance milestones. The Company also agreed to grant 133,000 stock options which vest as to 25% on each of the four anniversaries of the date of grant, subject to approval of an increase in the number of shares available pursuant to the Company’s Equity Incentive Plan. Ms. Hirsch will participate in the Company’s benefit programs. The Employment Agreement is for an indefinite term and may be terminated by the Company without cause by the payment of four months of the base salary (which increases to six months after one year of employment). Ms. Hirsch may resign on four weeks’ notice to the Company. If there is a “change of control” as defined in the Employment Agreement and Ms. Hirsch is terminated or resigns for good reason (as defined in the Employment Agreement), then the Company is obligated to pay her twelve months of base salary. The Employment Agreement also contains standard non-solicitation, non-compete, confidentiality and intellectual property provisions protecting the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.4 to the Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

As of October 8, 2026, approximately $3.49 million of stated value of Series A preferred stock remain outstanding.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses or Funds Acquired.

The Company intends to file the financial statements required to be filed pursuant to Item 9.01(a) of Form 8-K by amendment to this Report not later than 71 calendar days after the date this Report is required to be filed.

(b) Pro Forma Financial Information.

The Company intends to file the pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K by amendment to this Report not later than 71 calendar days after the date this Report is required to be filed.

(d) Exhibits.

No.	Description
2.1	Amendment Agreement dated September 8, 2026 to Acquisition Agreement, dated as of August 17, 2026, by and among TruGolf Holdings, Inc., 18141991 Canada Inc. and Polymath Research Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 9, 2026)
2.2*	Acquisition Agreement, dated as of August 17, 2026, by and among TruGolf Holdings, Inc., 18141991 Canada Inc. and Polymath Research Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 18, 2026)
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of TruGolf Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 18, 2026)
3.2	Form of Series B Preferred Warrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 18, 2026)
3.3	Form of Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock of TruGolf Holdings, Inc.
10.1	Form of Second Amendment, Waiver and Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 18, 2026)
10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 18, 2026)
10.3	Form of Third Amendment, Waiver and Exercise Agreement
10.4	Employment Agreement with Natalie Hirsch
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Schedules and exhibits have been omitted pursuant to Item 601(a)(4) and (a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2026	TRUGOLF HOLDINGS, INC.

	By:	/s/ Natalie Hirsch
	Name:	Natalie Hirsch
	Title:	Chief Financial Officer